Exhibit 21.1
SUBSIDIARIES OF AEROHIVE NETWORKS, INC.

Name	Jurisdiction of Incorporation

Aerohive Networks Europe Ltd	United Kingdom
Aerohive Networks Ltd.	Cayman
Aerohive Networks Canada Inc.	Canada